Exhibit 5.1

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Email: rthorp@tta.lawyer

DDC Enterprise Limited

Harbour Place, 2nd Floor

103 South Church Street

P.O. Box 472, George Town

Grand Cayman KY1-1106

Cayman Islands

21 July 2025

Dear Sirs

DDC Enterprise Limited

We have acted as Cayman Islands legal advisers to DDC Enterprise Limited (the “Company”) in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on 21 July 2025, related to the sale by certain shareholders of the Company of up to 46,970,045 Class A Ordinary shares (the “Sale Shares”).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion, being all of the documents necessary to form our opinion. Defined terms shall have the meanings set out in Schedule 1 or in the Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws and practice of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, as to matters of fact, and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We also assume that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Sale Shares and there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorized share capital of the Company is US$80,188,000 divided into 200,000,000 Class A Ordinary Shares of par value US$0.40 each, 1,750,000 Class B Ordinary Shares of US$0.016 par value each, and 10,000,000 preferred shares of par value US$0.016 each; and
3.3	the issue and allotment of the Sale Shares have been duly authorised and when allotted, issued and paid for as contemplated by the Resolution and the Registration Statement, the Sale Shares will be legally issued and allotted, fully paid and non-assessable. In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, in the absence of a contractual arrangement to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

1	the Certificate of Incorporation of the Company dated 12 March 2021 and the Certificate of Incorporation on Change of Name dated 20 April 2021;

2	the register of directors of the Company;

3	the Certificate of Incorporation of the Company dated 12 March 2021 and the Certificate of Incorporation on Change of Name dated 20 April 2021 (the “M&A”);

4	the written resolutions of the board of directors of the Company dated 15 June 2025 (the “Resolutions”);

5	a certificate of good standing relating to the Company dated 25 June 2025 issued by the Registrar (the “Certificate of Good Standing”);

6	a certificate from a Director of the Company addressed to Travers Thorp Alberga, a copy of which is attached hereto (the “Director’s Certificate”); and

7	the Registration Statement.

DDC Enterprise Limited

Harbour Place, 2nd Floor

103 South Church Street

P.O. Box 472, George Town

Grand Cayman KY1-1106

Cayman Islands

7/20/2025

To:	Travers Thorp Alberga
Unit 3605-06 Tower Two
Lippo Centre, 89 Queensway
Hong Kong

Dear Sirs

DDC Enterprise Limited (the "Company")

I, Norma Ka Yin Chu, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of British Virgin Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The M&A remain in full force and effect and are unamended.

2	The written resolutions of the Board of Directors of the Company dated 15 June 2025 (the "Resolutions") were signed by all of the directors in the manner prescribed in the relevant M&A at the time of signing.

3	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

4	The resolutions set out in the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

5	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company, nor has any receiver been appointed over any of the Company's property or assets. Nor has the Company taken any corporate action, nor have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets.

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I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn.: Mr. Richard Thorp) to the contrary.

Signature:	/s/ Norma Ka Yin Chu
Name:	Norma Ka Yin Chu
Title:	Director

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